SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 3, 2005

ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 373-4285

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On June 3, 2005, Allied Holdings, Inc. (the “Company”) entered into an amendment (the “Third Amendment”) to its amended and restated credit facility (the “Credit Facility”) by and among the Company, Allied Systems, Ltd. (L.P.), each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, each of the lenders from time to time party thereto, Ableco Finance LLC, as collateral agent, and Wells Fargo Foothill, Inc., as administrative agent. The Third Amendment has an effective date of May 30, 2005. The Third Amendment makes the following changes in the financial covenants in the Credit Facility.

     The Third Amendment reduces the Company’s financial covenant with respect to minimum consolidated earnings before interest, taxes, depreciation, and amortization, as defined in the Credit Facility, that must be maintained by the Company for the each of the 12-month periods ending on April 30, 2005 and May 31, 2005, respectively. For all 12-month periods ending after May 31, 2005, this covenant returns to the requirements set forth in the Credit Facility.

     In addition, the Third Amendment also increased the amount of debt the Company is permitted to incur under the Credit Facility during certain periods. As amended, with respect to Revolving Loans under the Credit Facility, the amount outstanding shall not at the end of any business day exceed; (i) for the period beginning May 30, and ending June 8, 2005, approximately $21.3 million; (ii) for the period beginning June 9, 2005 and ending June 12, 2005, approximately $17.6 million; and (iii) for the period beginning June 13, 2005 and ending June 22, 2005, approximately $19.6 million. In addition, for the period May 30, 2005 through June 22, 2005, the Letters of Credit Obligations may not exceed approximately $43.7 million. Subsequent to June 22, 2005, the Company will be subject to the debt limitations set forth in the Credit Facility prior to the Third Amendment.

     In addition, the Third Amendment also amended the debt incurrence ratio, as set forth in the Credit Facility, to provide that solely for the period commencing May 1, 2005 and ending June 22, 2005, the aggregate principal amount of the Loans and Letter of Credit Obligations, as defined in the Credit Facility, shall not at the end of any business day exceed (i) an amount equal to four times the consolidated earnings before interest, taxes, depreciation, and amortization, as defined in the Credit Facility, for the most recently completed twelve months after giving effect to certain adjustments as provided in the Credit Facility, or (ii) the maximum amount of indebtedness which is otherwise permitted to be incurred under the indenture relating to the Company’s 8 5/8% senior notes due October 1, 2007 as modified by Section 2.01(b) of the Credit Facility. Subsequent to June 22, 2005, the Company will be subject to the debt incurrence ratio as set forth in the Credit Facility prior to the Third Amendment.

     The Third Amendment also provides for certain additional events which may constitute an Event of Default under the Credit Facility including but not limited to events which, in the sole discretion of the administrative agent or the collateral agent, have a material adverse effect on the operations, business, assets, prospects, properties or condition of the Company or the industries, businesses or markets within which the Company or its customers operate, in accordance with the terms of the Credit Facility as set forth in the Third Amendment.

     As a result of the Third Amendment, the Company believes that it was in compliance with the covenants under the Credit Facility as of April 30, 2005. The Company is required to report as to its compliance with the covenant in the Credit Facility, as amended, related to minimum consolidated earnings before interest, taxes, depreciation and amortization, as defined in the Credit Facility, as of May 31, 2005 by no later than June 30, 2005. The Company can give no assurances that it will continue to be in compliance with the covenants under the Credit Facility in the future or that if it fails to comply, that it will be able to obtain amendments or waivers of such covenants on commercially reasonable terms, if at all.

     In connection with obtaining the Third Amendment, the Company has agreed to pay additional interest of 3% on all outstanding obligations under the Credit Facility for the period commencing May 30, 2005 and ending on the earlier of June 22, 2005 or any event of default under the Credit Facility.

     As amended, the final maturity date of the Credit Facility remains September 4, 2007. Except as noted above, all other terms of the Credit Facility remain in full force and effect.

     A copy of the Third Amendment and the Company’s press release announcing the execution of the Third Amendment are filed herewith.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

4.3	(c)	Third Amendment effective as of May 30, 2005 to the Amended and Restated Financing Agreement, dated as of September 4, 2003, by and among Allied Holdings, Inc., Allied Systems, Ltd. (L.P.), each subsidiary of Allied Holdings, Inc. listed as a “Guarantor” on the signature pages thereto, each of the lenders from time to time party thereto as a Lender, Ableco Finance LLC, as collateral agent, and Wells Fargo Foothill, Inc., as administrative agent

99.1		Press Release of the Company dated June 3, 2005 regarding the execution of the Third Amendment.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: June 3, 2005	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.3(c)	Third Amendment effective as of May 30, 2005 to the Amended and Restated Financing Agreement, dated as of September 4, 2003, by and among Allied Holdings, Inc., Allied Systems, Ltd. (L.P.), each subsidiary of Allied Holdings, Inc. listed as a “Guarantor” on the signature pages thereto, each of the lenders from time to time party thereto as a Lender, Ableco Finance LLC, as collateral agent, and Wells Fargo Foothill, Inc., as administrative agent

99.1	Press Release of the Company dated June 3, 2005 regarding the execution of the Third Amendment.